Exhibit 99.1

PENN TREATY AMERICAN CORPORATION

Host: Cameron Waite

December 20, 2006/2:00 p.m. EST

PENN TREATY AMERICAN CORPORATION

December 20, 2006

2:00 p.m. EST

Moderator

Ladies and gentlemen, thank you for standing by. Welcome to the Penn Treaty Operational Update. At this time all participants are in a listen-only mode. Later we will conduct a question and answer session. As a reminder, this conference is being recorded.

I would now like to turn the conference over to our host, Executive Vice President of Penn Treaty, Mr. Cameron Waite. Please go ahead, sir.

C. Waite

Thank you. Good afternoon, everyone. Thank you for joining us to the call today. I am joined by Bill Hunt, our Chief Executive Officer and President; and Mark Cloutier, our Senior Vice President and Chief Financial Officer.

PENN TREATY AMERICAN CORPORATION

Host: Cameron Waite

December 20, 2006/2:00 p.m. EST

As with all of our calls, I want to note for everyone that certain information may be considered to be forward-looking by its very nature within the aspects of the Securities and Exchange Act. We obviously encourage everyone to review the risks associated with the statements that we make as well as the statements that we file by looking at our filings made with the Securities and Exchange Commission.

With that, I would like to turn the call over to William Hunt, our President and CEO. Bill.

W. Hunt

Thank you, Cam. Good afternoon. Welcome to this 2005/2006 Update conference call for Penn Treaty American Corporation. The purpose of this call is to update our investors on two topics. First, I will discuss the status of the company’s year-end 2005 financial statements and comment upon the company’s expected 2005 and 2006 financial results. Second, I will discuss the operations of Penn Treaty during 2006, focusing upon activities since our last operational update on July 6th.

Before I begin the update, I would like to first say that we fully understand the frustration that exists as final audited 2005 GAAP financial results have yet to be released. The audit has been a very complex process that we

PENN TREATY AMERICAN CORPORATION

Host: Cameron Waite

December 20, 2006/2:00 p.m. EST

envisioned to be completed a long time ago. Remember, the audit has not been delayed by any fraud, management misrepresentation, or restatement of prior results. We have made every effort to complete the process as rapidly as possible.

We truly thank all of our investors for their patience as we work through this complex process. As of our last operational update on July 6th of this year, the company had not released any audited financial results for the fourth quarter and year-ended December 31, 2005, as our independent accountant had not completed its audit process.

Prior to our July 6th investor call, the company announced that, based upon its quarterly reviews of 2005 claim experience and an in-depth mortality study of historical claimants, the company found that policyholders who remain on claim for more than three years are living longer than assumed. As a result, we expect higher than anticipated future claim payments. Accordingly, the company increased its future claim liability by approximately $30 million, which decreased book value by $0.84 and did not have a significant impact on the company’s statutory surplus, due to the reinsurance agreement for existing business.

PENN TREATY AMERICAN CORPORATION

Host: Cameron Waite

December 20, 2006/2:00 p.m. EST

Although this announcement was a disappointment, we have a long-standing commitment to evaluate actual versus expected experience in developing trends at our book of business on a regular basis. We have taken prudent action to recognize and address this improved mortality by increasing claim reserves for policyholders currently on claim and by taking appropriate premium rate increases on in-force policies prior to 2002. I will comment further on premium rate increases later in the call.

We have also announced to our field force, that the company will no longer offer unlimited lifetime benefits on policies issued after 2006. The longest benefit period that we will offer on policies sold after 2006 will be seven years, a time frame which management believes provides substantial benefit coverage at a price, which is competitive in the marketplace and covers the risk, given improved mortality trends.

Since July 6th the company’s statutory audit has been completed. We adjusted claim reserves by an additional $3.7 million, which decreased book value by $0.10 per share and is 0.3% of total gross reserves and less than one-percent of total claim reserves. Again, this adjustment in reserves had no material impact on the insurance subsidiary statutory surplus, due to the company’s reinsurance agreements.

PENN TREATY AMERICAN CORPORATION

Host: Cameron Waite

December 20, 2006/2:00 p.m. EST

On August 28, 2006, the company filed its audited statutory financial statements for the year-end 2005 with the Pennsylvania Department of Insurance and other regulatory bodies, including the Florida Department of Insurance Regulation. Since that time, the company and its independent accountant has focused upon finalizing our financial results under generally accepted accounting principles for the fourth quarter and year-ended December 31, 2005.

Although the audit is not complete at this time, I am prepared to announce preliminary GAAP financial results, which are subject to one pending adjustment. This adjustment will result from finalizing one last complex accounting issue outstanding with the 2005 GAAP audit. This complex accounting issue involves the prospective unlocking of the company’s active life reserves during the fourth quarter of 2005.

Because Penn Treaty and/or independent accountants want to be perfectly clear about the proper accounting treatment of our active life reserves, we have jointly approached the accounting staff of the Securities and Exchange Commission to seek guidance on this topic. Regardless of how the SEC decides to treat this topic, the value or the embedded earnings of

PENN TREATY AMERICAN CORPORATION

Host: Cameron Waite

December 20, 2006/2:00 p.m. EST

Penn Treaty’s in-force business will not change. The final accounting treatment that we employ will only affect the timing of the emergence of the earnings, beginning with the fourth quarter of 2005 onward. The issue here is not an economic value issue; it is only a timing issue.

So what is prospective unlocking of active life reserves? Let me begin with a little background. I’m going to sound a bit technical for a minute or two. The company’s insurance policies are accounted for as guaranteed renewable long-duration contracts in accordance with FASB 60. Accordingly, the company establishes a policy reserve liability for future policyholder benefits. If such is utilized and the setting of this reserve are locked in at the time of policy issuance, unless an unlocking event occurs, one of the unlocking events could be a premium deficiency.

A premium deficiency occurs if the amount calculated for the future net liability utilizing the most recent assumptions for items, such as expected future premium collections, expected future claim payments, investment yields, and lapses exceeds the amount that is recorded on the balance sheet, utilizing the lock-in assumption. If a premium deficiency occurs, there is a write-down or impairment to the DAC asset and a corresponding

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charge to the income statement. The company does not currently have a premium deficiency.

Prospective unlocking is the changing of previous locked-in assumptions, utilizing the liability for future policy benefits without a premium deficiency. Prospective unlocking is triggered when there is a significant change in the experience of the insurance policies, such as a significant change in premium that would occur with premium rate increases. Part of the complexity of this accounting issue is that if prospective unlocking is accepted as an appropriate accounting treatment, the question becomes what is the proper timing to prospectively unlock. The interpretations of the literature that exist on this topic range from at the time the experience changes and planned premium rate increase can be estimated to the time that some specified level of premium rate increases are actually collected.

The assumptions are to change on a prospective basis, such that the amount of reserves reported on the balance sheet at the time of the last issued financial statement are not impacted. Prospective unlocking was recently referenced in Statement of Position 05-1 issued by the American Institute of Certified Public Accountants on September 2005. This is the first time that prospective unlocking has been referenced at this high level

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in the GAAP authoritative hierarchy. I have now completed my technical discussion.

The independent accountants and the company have jointly approached the SEC for guidance on whether prospective unlocking is an acceptable accounting treatment, and if so, what the proper timing is to prospectively unlock assumptions. The SEC’s review is ongoing.

So what does management believe the company’s fourth quarter 2005 earnings and book value will be? As I stated, while prospective unlocking does not have an impact on the ultimate profitability of the underlining insurance policies, it could have a significant impact on the timing of recognizing those earnings. Management believes that our basic and fully diluted earnings per share for the fourth quarter alone in 2005 will be in the range of a loss of $1.31 to a loss of $1.14. This includes the impact of whether or not we prospectively unlock, as well as previously announced adjustments to our plan reserves, additional accounting and actuarial expenses related to the 2005 audit, and a positive impact from the recent settlement of a previously disclosed arbitration with one of our reinsurers.

PENN TREATY AMERICAN CORPORATION

Host: Cameron Waite

December 20, 2006/2:00 p.m. EST

As a result, the company’s book value per share at December 31, 2005 will be in the range of $11.15 to $11.35, which includes unrealized losses of approximately $16 million included in our equity section. These ranges have not been audited and are subject to change, based on final audit procedures.

What do we believe 2006 financial results will be? The decision on whether prospective unlocking as an acceptable accounting treatment will also have a significant impact on 2006 earnings. If we do not unlock, the first two quarters of 2006 will be impacted most significantly with a return to a more normalized earnings pattern in the last two quarters of 2006.

As a result, management believes that the company’s book value at December 31, 2006 will be in a range of $10.85 to $12.25, which assumes no change in unrealized losses from December 31, 2005. We’ve made this assumption because the ten-year treasury note currently reflects a yield similar to December 31, 2005.

It is important to note that while we are not in a position to give guidance for 2007, the accounting treatment for prospective unlocking will also have a significant impact on our earnings in 2007. If we do not unlock the

PENN TREATY AMERICAN CORPORATION

Host: Cameron Waite

December 20, 2006/2:00 p.m. EST

assumptions, the premiums that we will begin to collect from our recently filed premium rate increases will result in a direct increase to net income, which will result in significantly higher earnings in 2007. If we were to prospectively unlock, a higher percentage of those premiums will be set aside in the form of reserves and a more levelized earnings pattern will be anticipated.

Once again, and this is a very important point, the major difference between prospectively unlocking and remaining locked in is that while both methodologies produce the same ultimate earnings over the life of a book of business, prospective unlocking will result in a more levelized earnings pattern, as opposed to a volatile pattern produced by remaining locked in.

Now what can investors expect from the company regarding future communications of 2005 and 2006 financial results? Within two weeks of receiving guidance from the Securities and Exchange Commission on prospective unlocking, we expect to be able to issue the unaudited balance sheet and income statement and schedule an investor conference call to discuss in more detail the financial results related to 2005. We anticipate that the filing of the 10-K for 2005 will take a total of six weeks to

PENN TREATY AMERICAN CORPORATION

Host: Cameron Waite

December 20, 2006/2:00 p.m. EST

complete, once we receive guidance from the SEC, or four weeks if we conduct that conference call I just referred to.

The independent accountants will need to complete its final audit of the liability for future policyholder benefits. In addition, management and the independent accountants will need to complete their assessment for controls for Section 404 of Sarbanes-Oxley.

At this time, we expect to release 2006 quarterly financial information prior to the review from our independent accountants shortly after the 2005 10-K has been filed. Management, along with independent accountants and SEC counsel, is currently investigating whether or not the company can file its 2006 10-K prior to filing the 10-Qs for 2006. As previously discussed, we will release quarterly information during this timeframe. However, we believe that it is more valuable to our constituents to complete the annual filing first in order to provide the greatest depth of information. As I stated earlier, the process of issuing audited GAAP financial results for the fourth quarter and year-end 2005 has been much longer than we anticipated.

PENN TREATY AMERICAN CORPORATION

Host: Cameron Waite

December 20, 2006/2:00 p.m. EST

How has the delay in issuing year-end 2005 GAAP and 2006 quarterly financial results affected other key business relationships for Penn Treaty? First, our reinsurance partner, Imagine, has been kept fully apprised of the process and understands that the delay at this point is due to a GAAP timing issue, not a company value or solvency issue. In September 2006 Imagine renewed its new business reinsurance treaty with Penn Treaty under the same terms and conditions as the prior year. The bottom line is that our relationship with Imagine remains strong.

We have also kept the Pennsylvania Department of Insurance and other key regulators up to speed with our GAAP financial reporting process. The completion and filing of our statutory audit report in August 2006 was an important event for regulators. The company announced on August 14th that it has volunteered to temporarily suspend new sales in the state of Florida, pending the filing of a 2005 statutory audit report and the review by the Florida Department of Insurance Regulation. Three months later, on November 16th, the company entered into a revised consent agreement with the Florida Department to recommence sales. The company filed the entire consent agreement as an exhibit to Form 8-K with the SEC. The company anticipates that the terms of the voluntary consent agreement will accommodate its projected growth plans for the foreseeable future.

PENN TREATY AMERICAN CORPORATION

Host: Cameron Waite

December 20, 2006/2:00 p.m. EST

The company has filed all three of its quarterly statutory financial statements for its insurance subsidiaries during 2006. These statutory financial statements will be available on Penn Treaty’s Web site by the end of this week. The company continues to pursue the ability to recommence sales in six remaining states: North Carolina, Nebraska, Minnesota, Wisconsin, Vermont, and New Hampshire. We have continued dialogue with these six states throughout 2006 and believe that the issuance of 2005 and 2006 audited GAAP financial statements and the timely filing of 2006 statutory financial statements will be key events in our effort to recommence sales in these states.

Throughout 2006 executives from Penn Treaty have continued to attend the National Association of Insurance Commissioner’s quarterly meetings in order to keep the NAIC leadership and other key regulators abreast of Penn Treaty’s operation and to discuss and provide input on all long-term care insurance issues that are on the NAIC’s agenda. We also actively participate in a long-term care insurance trade organization and are regular presenters at key industry conferences. Our company has become a recognized authority on long-term care insurance topics and trends.

PENN TREATY AMERICAN CORPORATION

Host: Cameron Waite

December 20, 2006/2:00 p.m. EST

Let’s turn to the status of the company with the ratings agencies. During the summer, both AM Best and Standard and Poor’s placed our insurance subsidiary’s financial strength ratings of B under review, with negative implications, pending the completion of the company’s audit for the period ended December 31, 2005. We have kept the analysts at those rating agencies closely apprised of the status of the company throughout the year. We conducted our annual meeting with Standard & Poor’s on December 5th and will hold our annual meeting with AM Best tomorrow. Management anticipates that both rating agencies will not take any additional ratings action until the completion of the GAAP audit for the period ended December 31, 2005.

Throughout the year the company has also kept the New York Stock Exchange fully informed of the status of the filing of our Form 10-K for the year ended December 31, 2005. On September 30, 2006, the New York Stock Exchange granted the company a three-month extension to file our 10-K. Management most recently conducted a teleconference with representatives of the Exchange on December 12th to discuss our status. The reps from the New York Stock Exchange noted that they were going to make a routine due diligence phone call to the Securities and Exchange Commission regarding our status on the aforementioned guidance request.

PENN TREATY AMERICAN CORPORATION

Host: Cameron Waite

December 20, 2006/2:00 p.m. EST

We explained to the NYSE that once the SEC provides its guidance on the prospective unlocking issue, the company will be able to file its Form 10-K in approximately six weeks. A committee of the New York Stock Exchange will be meeting tomorrow to discuss Penn Treaty’s status. Management is hopeful that the New York Stock Exchange will grant another extension for our filing of our 2005 10-K, which is in concert with the timing of the delivery of SEC guidance and our proposed timeline for 10-K completion.

Finally, the relationship that the company has with its value distribution partners remains solid. Every one of Penn Treaty’s licensed field marketing organizations, also known as FMOs, understands that the company’s statutory audit for year-end 2005 has been completed and filed and that the company is current in its 2006 quarterly statutory filings. Accordingly, the company continues to receive a steady flow of new business applications and Penn Treaty continues to be a top ten carrier in long-term care insurance production in the country. But we will not see the ramp-up in sales that management expected until our 2005 GAAP financial statements are complete.

PENN TREATY AMERICAN CORPORATION

Host: Cameron Waite

December 20, 2006/2:00 p.m. EST

I am very confident that the majority of our licensed FMOs are prepared to increase their production of Penn Treaty’s long-term care insurance, once the audit of the company’s 2005 GAAP financial statements is completed.

That concludes my comments regarding the status of the company’s 2005 and 2006 financial results and our key business relationships. I will now take a few moments to discuss some key aspects of the company’s operations during 2006.

The bottom line is that despite our challenges discussed earlier, our business is running very well. Sales levels for Penn Treaty in 2006 are projected to total $17.5 million on an annualized premium basis, which will be 12% below 2005. The long-term care insurance industry in comparison has experienced an 11% decline in sales levels through September 30th of this year.

Industry sales are down, primarily due to agents being distracted from long-term care insurance sales, due to the availability of Medicare Advantage plans and Medicare Part D drug plans. Although part of Penn Treaty’s decline in sales can be attributed to the same distraction of some agents who have focused 2006 efforts on other products, our inability to

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Host: Cameron Waite

December 20, 2006/2:00 p.m. EST

lift sales above 2005 levels is directly related to the uncertainty created by the delay in issuing our audited 2005 GAAP financial results.

As I mentioned a few moments ago, the relationships that Penn Treaty has with its licensed field marketing organizations remains strong. More distributors continue to license with Penn Treaty because we are recognized as a long-term care insurance specialist with expertise in the physically impaired risk marketplace. Our competitive advantage is our product selection, hands-on customer service orientation, and underwriting breadth, with five classes to rate and properly price customers for the risks undertaken. For agents, that translates into more long-term care insurance applications issued into long-term care insurance policies.

During 2006, just under 70% of applications received by the company were issued, versus 67% in 2005. Over 75% of policies issued by the company fell within those three impaired risk underwriting categories that we have. As I have said in the past, we are very comfortable with the physically impaired risks, such as people with diabetes, a history of cancer, or heart conditions. Because Penn Treaty has been in the impaired risk market for a long time, we have credible experience, which gives us great confidence in our ability to profitably price and service this market.

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Twenty-one of our FMOs will produce in excess of $250,000 of sales of Penn Treaty in 2006. Sixteen FMOs achieved this target in 2005.

Some other statistics of our newly issued policies this year are notable. During 2006 our secured risk business has grown to become 37% of our policies issued, up from 35% in 2005. In 2006 the average age of our applicants dropped to 61 years of age versus 65 in 2005 and 2004, and 63 years of age in 2003. This trend is consistent with industry observations, as younger Americans are recognizing the need and value of long-term care insurance.

Our average price per policy in 2006 is down approximately 3% to $2,191, due mainly to the increased sales volume of our original secured risk product, which is more expensive per dollar benefit than we pay the first year commission and limits the new policyholder benefit for up to two years. This results in lower premiums per policy sold than other long-term care insurance product.

One of our primary initiatives during the second half of 2006 was to introduce to the market our Revised Secured Risk 2, or SR2 product. That places an increased first year commission from 50% to 60% as well as a

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renewal commission of 10%. The SR2 was successfully launched and also features a three-year benefit period option, which is a key component requested by our top field marketing organizations, as well as impaired risk customers. With the introduction of the SR2 product, the average premium per policy for our secured risk sales has grown from $1,700 to $2,400 per policy. This will provide a boost in our sales efforts for new policyholders.

We have also begun a sales upgrade opportunity for our current 10,000 secured risk policyholders. The new SR2 product has been filed and approved in 25 states thus far. I am very confident that our long-term care insurance sales efforts through our FMO distribution partners will continue to grow, once the uncertainty of the 2005 GAAP audit is behind us.

During this first quarter of 2007, we will also be finalizing a revised commission structure, which will feature volume bonuses for our FMOs. We will also be looking to contract with an E&O insurance carrier to provide E&O insurance for our agents who cannot get this coverage for their Penn Treaty business. The finalization of both of these opportunities

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should give every FMO with us the platform to ramp up their Penn Treaty sales in 2007.

Since our July 6th operational update, Penn Treaty has been actively investing in building its new financial advisors distribution channel with the assistance of ... Patpatia and Associates, a leading financial services distribution consulting firm, who conducted our market research and is now helping us to manage the successful rollout of our program. As we previously discussed, more and more long-term care insurance companies are already selling their products through many of the major financial service institutions with varying degrees of success. ...Patpatia’s research indicates that approximately 18% of total long-term care insurance sales in 2005, or $140, million were sold directly through financial service broker dealer firms. It is estimated that approximately$30 million of potential sales through this channel were lost, due to limited underwriting breadth of current carriers.

Penn Treaty is the only long-term care insurance company that can convert these lost opportunities into sales by virtue of our physically impaired risk underwriting. Moreover, ... Patpatia’s research further

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demonstrates that there is a growing demand for long-term care insurance as a key product offering within the FA channel.

The aging of the baby boomers has societal changes, meaning more and more of the financial advisors’ clients need the valuable protection that long-term care insurance can provide. Seniors are the fastest-growing population group in the United States. In 2002 there were an estimated 35 million people aged 65 and older. By the year 2030, that number will more than double to 71 million, with about 10 million to be at age 85 or older. As the baby boomers begin turning 50, one of the most important issues they face is providing for themselves a retirement. Statistics show that today’s seniors can expect to live well into their 80s and beyond. As life expectancies increase, so do the chances of needing long-term care.

Years ago many elderly citizens depended on their families to care for them as they aged. Family members lived close by or even under the same roof. Today both spouses are often employed and children often live in different cities, states, or even around the world. All these factors contribute to the inability of families to meet the needs of their aging parents, thus the elderly must rely on professional assistance, which comes at a cost.

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The target audience, as defined by our FA channel research, encompasses clients who have significant assets and income, clients who can pay premiums without financial difficulty, clients who want to remain independent of the support of others, and clients who want to remain in control of their healthcare choices. More specifically, people between the ages of 40 and 84 with a net worth of at least $75,000, excluding their homes, are considered to have the greatest need for long-term care insurance. The very wealthy with estates of more than $3 million need long-term care insurance for retirement risk management.

In summary, this target audience is a sweet spot for most broker dealers. As financial advisors move from asset aggregation strategies to retirement strategies, long-term care insurance will be a key product offering. In fact, the success of financial advisors is defined by growing and protecting their clients’ portfolios. One of the greatest threats to a client’s investment portfolio could be the potential cost for long-term care.

However, as opportunistic as this product may be, our research has uncovered that in order for long-term care insurance to fulfill its potential, insurers need to provide simpler, more fluid operational protocols in order to make the sale of long-term care insurance a more efficient experience.

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Selling long-term care insurance in the FA channel right now is too complicated. To accomplish this goal, we have invested our time, energy and resources to rework the process, so that we can effect such a change.

For example, we have reworked two of the most often-cited problems that broker dealers face with the current long-term care insurance distribution model. The first relates to the application process. The current model requires a financial advisor to interview their client, to get a detailed medical profile, something that most financial advisors do not want to do. The current model also requires an FA to invest a minimum of one hour with each client to complete all the forms and applications. Finally, an insurance license and carrier appointment are necessary in order to fill long-term care insurance.

Our solution is a simplified application process, which eliminates the need for the FA to conduct a health interview and provides FAs who do not have an insurance license with the support of dedicated independent agents who are licensed and appointed with Penn Treaty. The end result is that the FA will be able to present fully underwritten long-term care insurance proposals to their clients in a more efficient fashion.

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The second challenge facing FAs today is sales support. The current model is a mixed bag between wholesale support provided by carriers and the use of independent agents, which support broker dealer branches. It is unstructured and perceived as adversarial by most FMOs and agents. Our solution is to provide financial advisors with 100% support by Penn Treaty field marketing organization partners and their agents, who will enter service agreements to ensure sales support levels that currently do not meet the FA channel’s needs.

Although the official launch of this program is targeted for early first quarter 2007, we have already met with over 30 broker dealers and have identified several who are interested in proceeding with Penn Treaty’s value proposition. In fact, two broker dealers have requested to take the next step of due diligence, all of which will proceed after our 2005 audited GAAP financial statements have been released.

We expect to launch our new program, called Personal LTC, Plan Protect Care, on January 30, 2007, with a pre-launch scheduled for January 4, 2007 to one of our FMOs. We’re also developing a new FA channel Web portal that will provide self-service functionalities to fully support the broker dealer, the FA, and those FMOs and agents who enlist into our

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program. In addition, we have developed a new marketing program that includes all the necessary program sales support materials needed by an FA to successfully sell the Personal LTC, including a welcome kit, PowerPoint presentations, brochures and training materials.

Penn Treaty’s value proposition is well suited for the FA distribution channel. The FAs will experience our high-touch service levels and see that our broad underwriting classes help to ensure their clients’ success in being placed in long-term care insurance as a wealth protection vehicle. This is an important factor for an FA, who is at risk of not being able to offer long-term care insurance to physically impaired or risk clients after they have sold those clients on the need for the product as a wealth protector. We are very confident in our ability to grow our sales to the FA distribution channel.

As we have analyzed the maturation of our book of long-term care insurance business over the past five years, we have often discussed the evolution of the company’s risk management processes. In particular, all new sales recorded by the company since 2002 have been underwritten to provide protocol designed to better assess risks and properly classify those risks, which we choose to insure. Our quick hit ratio, which measures the

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frequency of claims occurring within the first year of policy issue has shown dramatic improvement over the past several years.

In the five years prior to 2002, the quick hit ratio from the company averaged 1.65%, meaning that 1.65% of policies underwritten in a given year went unclaimed within the first 12 months. For policies written in 2002, the quick hit ratio dropped to 1.1%. In 2003, the ratio dropped to 0.6%. In 2004, the ratio dropped to 0.4%. And for policies written in 2005, which we are monitoring now in 2006, we expect that quick hit ratio to drop to 0.2%. This is solid evidence that the company is selecting new policyholders prudently.

This ratio continues to drop, even as the mix of our new business showed growth in the number of policyholders with physical impairments. We have eliminated all cognitive claims within the first year of issuance, as a majority of claims experienced in the first year tend to be acute conditions, such as broken bones. Approximately 13% of the company’s in-force premium is from policies issued after 2001. No premium rate increases are anticipated on this book of business.

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Another major initiative that has begun in 2006 and will carry over into 2007 is the filing and implementation of premium rate increases on policies issued prior to 2002, though offset higher projected basic costs, as we noted earlier in the call. Out of the approximately $320 million of premium in-force in the company, roughly $190 million of this premium will be subjected to an average increase of 50%. A lion’s share of the policies affected have unlimited lifetime benefits, inflation projection, and fall within our preferred and premier underwriting classes.

As we have traditionally done, we will look to maintain policyholder persistency by offering alternatives to rate increases, such as reducing unlimited lifetime benefits to five years, changing benefit triggers, and freezing inflation benefits. We have already filed for rate increases on 53% of the business noted. Ninety-five percent of the rate increase requests will be filed by January 15, 2007.

Management continues to manage the company’s investment portfolio within the guidelines of its corrective action plan and with an eye on commutation of its reinsurance agreement for business issued prior to 2002. Accordingly, we have tried to improve book yield and reduce the

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duration of the portfolio without sustaining realized capital losses that could not be recovered by 2009.

In July 2005, the book yield of the $1 billion investment portfolio was 4.97% with a duration of 13.95 years. At December 31, 2005, the book yield rose to 5.11% and 11.42-year duration. As of the end of November 2006, the book yield moved to 5.19% and a duration of 10.2 years. We have moved these metrics over the past 18 months primarily through some well-timed sales of long-duration treasury strips, replaced by higher spread mortgage-backed securities.

Within our claims department, we continue to enhance procedures that improve efficiency, such as the implementation of a new time management tool that promotes consistency in adjudication, maximizes time efficiency, and reduces training time for new hires. These service level improvements help build the company’s strong reputation in that regard. We anticipate that the total number of policies on claim as year-end 2006 will be within one percent of year-end 2005 levels, with nursing home claims being slightly below prior year levels, and home health care and assisted living facility claims being slightly above prior year levels.

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I am also pleased to announce that yesterday we completed our arbitration proceedings with another reinsurer on mutually acceptable terms for both parties. This proceeding has been underway since 2002 and it certainly is nice to have it settled. The agreement maintains our coverage for the disputed agreement and will increase our statutory surplus approximately $8 million, or more than 20% of our current level, due to the release of a contingent liability that we had previously established. There will also be a release of a smaller contingent liability on a GAAP basis effective December 31, 2005.

Finally, once again I would like to thank our investors for their patience as the company’s year-end 2005 audit comes to conclusion. During 2006, the operational infrastructure and risk management knowledge base of Penn Treaty has been strengthened. There is clearly a significant niche in the long-term care insurance marketplace that Penn Treaty alone can fill. As we move into 2007, management and the board of directors are confident in our ability to take advantage of this niche and to grow our business profitably.

With that, I would like to open the conference call up to questions.

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Moderator	We’ll go to the line of Walter Schenker from Titan Capital. Please go ahead.

W. Schenker

Thank you. I am having trouble understanding, and I realize it would have reporting impact, why the issue of unlocking is worth the continued delay, which is almost unbelievable, when this is an issue that should broadly be an issue throughout the insurance industry. And if, in fact, the ability of this company to make financial statements public, which has affected its business, which has affected the way the ratings agencies – I know you addressed it – are still looking at the company, how investors look at the company, why has that been a sticking point when, whichever way it goes, sooner or later, it makes no difference? Why do you have to fight for unlocking now when most other companies don’t do this?

M. Cloutier	Walter, this is Mark Cloutier. I will try to answer; I guess there are a number of questions in there.

First, by way of background, I’m not going to go through the whole timeline, but the earliest, because the audit of the claim reserve took until the end of August to complete, and we were certainly working on prospective unlocking during that timeline. Very shortly after the claim

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reserves were complete, the audit of the claim reserves, and we were able to issue our statutory financial statements, that we redoubled our efforts on prospective unlocking and we decided to go the SEC at that time. We went to the SEC with the submission in very early October, so roughly four to five weeks after the statutory audits were done.

Based on advice from people that have gone through a process of submitting accounting issue to the SEC, we anticipated that would only take approximately three weeks to complete. So the distance between completing the statutory audit and the prospective unlocking issue, we did not believe would be that great. The SEC has now had this issue for we’re going into the tenth week at this point, which as I said before, we did not anticipate occurring.

We’ve had a lot of discussions with the SEC during the time. The reason that we’re releasing this information now is that we still don’t know the exact deadline for which that will end. So during this entire process, really from the end of August or middle of September until now, we believed we were very close to coming to a conclusion on the final answer on this. We have certainly supplied all the documents the SEC has requested and

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answered all their questions, but we just don’t have a date yet for which they will be complete.

Now this can have impact on the industry as a whole, but doing a lot of research on this issue, it’s a pretty unique situation just the same. First of all, it needs to be a guaranteed renewable health insurance that you’re dealing with to have this issue, because the ability to get premium rate increases is an important component of this. In addition, the premium rate increases you get have to be enough to offset any premium deficiency.

Then the materiality of a guaranteed renewable health block of business comes into play, too. There aren’t that many companies out there that have a large enough block of business that would be in the same situation that we’re in, such that it would be transparent to investors of those companies, whether or not they are dealing with this issue. So it’s difficult to assess that.

Let me stop for a second, Walter, and ask if I answered all of your questions or not.

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W. Schenker

The main question you have answered in part, which is it took a lot longer than you expected, and because of the basically monoline nature of Penn Treaty, it is likely to affect you more than most other people. There’s more than that; I’m simplifying. It still seems to me that if management and the board were reasonably responsive to or aware of the fact that this company has failed beyond almost any I can remember, short of a fraud, to make public financial GAAP reporting for what is clearly going to be a year-plus, I mean we’re a ways to go yet, that this issue probably shouldn’t have been addressed at this time. That’s an editorial, so let me go on to the next thing.

I understood what you said. It just seemed to me, having put us through what you’ve put us through in August, it seems to me the proper decision should have been let’s get this out. And if we want to address another issue, let’s put everything bed. Let people get aware of what’s going on in the company and let’s go forward. But it is what it is and it’s what you’ve done.

B. Hunt

This is Bill, Walter. I appreciate your comments, clearly. As we were going week by week through August and into September, we were as Mark said, under the belief that this would not take a long time to finish

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up. And clearly, it would be much cleaner to have a final number done, have it audited, put it out and discuss the results, as opposed to having to do what we’re doing now, which is explaining the different options and the ranges, based upon whichever way we go with this.

The point, which you acknowledge and Mark made also, is that being a monoline company, this is an issue which has very material shifting in how we’re going to reemerge. For most other companies talking about long-term care insurance or long-term care business is immaterial and they’ll just pick away and go forward with it.

So we want to get it right. That’s one thing that we do focus on here is trying to get it right, trying to make sure that we’re doing it right in the right way, which is what I think we’ve done. Can we be criticized for maybe not informing the outside world a little bit sooner? It’s probably a fair criticism, but keep in mind that as the process continued onward, we always thought we would be done very soon, and with having it done and out there, we could explain everything at that point in time. Looking back, it hasn’t happened, hence the operational phone call right now.

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W. Schenker	But to take it one step further – you can hang up on me and go to the next call whenever you want – but it clearly has not just affected me, an investor. It has affected you running a business.

B. Hunt	Absolutely.

W. Schenker

This is the first year you have underperformed the industry in some time. We can say 11 and 12 are the same, but you come into this year expecting to be having some material positive growth. Cleary this has affected you in the marketplace. If I were an agent, it would be difficult for me, not that I wouldn’t do it, because you offer certain advantages others don’t. But it clearly has affected how you run the business day to day. It has kept you out of Florida for a while. It just seems to me that the urgency and importance of getting the accounting done, since it affected not just investors, but the operations of your business, your position with regulators and everything else, it just seemed to take some – I know you pay attention to it – just not as much importance as it might otherwise maybe it should have.

And just one other question and I’ll get off. The change in policy going forward to seven years, if the rest of the industry doesn’t go there, why

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doesn’t that put you at a material competitive disadvantage, unless someone is in one of the lower classes?

M. Cloutier	Walter, this is Mark. I’m going to let Bill answer the second part of your final question.

W. Schenker	That’s the only question you should answer. ...on the other half.

M. Cloutier

Sure. Just one small correction, the perspective on locking didn’t keep us out of Florida. That was the claim reserve audit being completed. This is only a GAAP issue, so it had nothing to do with the Florida situation.

W. Schenker	Okay.

M. Cloutier	No big deal. I just wanted to make sure that was clear.

B. Hunt	Walter, once again, your second question was, please?

W. Schenker

I’ll make it a more complex question. If, in fact, you were meaningfully raising prices and you, instead of a lifetime guarantee are going to seven years, why won’t this put you at a material disadvantage in the industry

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with the exclusion of some of the lower classes you write and other people don’t write?

B. Hunt

Less and less people are buying unlimited lifetime benefits because everybody is pricing them off the charts. We have chosen, as a management team, not to provide unlimited lifetime benefits. We could have and the premium might have been astronomical, but we wouldn’t have sold any and we could have told everybody that we’re still selling unlimited lifetime benefits, but no sales would happen. Our agents would see through that.

We feel it’s more important to be right upfront, explain it, listen, we’re a leader here. We understand as our book of business and other companies’ books of business I know as well are maturing, that the long tail of this business is the biggest risk. If you can minimize that risk by putting some type of limit on the time in which you’re going to pay benefits it makes for a healthier industry and healthier companies along the line. So we don’t view it as being a disadvantage at all.

As an aside, John Hancock announced earlier this year, that they were going to not provide for unlimited lifetime benefits in the state of Florida.

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I don’t know what their long-term strategy is, but that sounds like a first step in my opinion.

W. Schenker	And Genworth has done to the best of your knowledge nothing along these lines?

B. Hunt

Not that I’m aware of, but I’m not clear, as to what percentage of their business is unlimited lifetime benefits. Again, they most likely, again not knowing for sure, have a very high premium on that and they probably don’t sell a lot of it, but I can’t speak specifically for Genworth.

W. Schenker	Okay. Thank you.

B. Hunt	You’re welcome.

Moderator	We’ll now go to the line of Randy Selleck with Motor Rock Capital. Please go ahead.

R. Selleck

A couple of questions. One, it sounds like you are going to be increasing pricing hopefully. Can you talk about what kind of rate increases you are looking for and what that might mean to the bottom line, and what the

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timing is and how broad of pricing is this across the board? That’s question one.

B. Hunt

Okay, let me answer that one and then we can go to your second one. The rate increases that we are requesting on average will affect about $190 million of our premium base. The total premium base is about $320 million. The average rate increase will be about 50%. Some policies it will be significantly less, some it will-

R. Selleck	Did you say 50%?

B. Hunt	Fifty, 50%.

R. Selleck	Wow!

B. Hunt

Some will be significantly less than that, but some will be much more than that. Again, keep in mind that this is on the book of business written prior to 2002. It’s not on any of the business we’ve sold since the near death experience back in 2001, so on the new underwriting protocols.

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Again, part of what management here has to do to manage this old book of business. It’s an old book of business that has been out there for a long time, so we take our responsibility very seriously in monitoring it. So the 50% rate increase may seem excessive, but as I said, it’s going to be focused on people who are in our more pristine underwriting classes.

Those pristine underwriting classes were priced at a time when we were competing directly with everybody else out there and those lines, and so probably we’re a little bit under where they need to be. It’s going to be people with unlimited lifetime benefits, and as we pointed out within our analysis that we’ve done at year-end, people on claim beyond three years are living longer, and so that really affects that group of people heavily. It also affects people with inflation benefits, because again, the longer tail on it gets affected there as well. So those are really the three areas within our policyholder base that are being affected the most by the rate increases.

Having said that, those policies will still not be more expensive than policies we are selling today. The policies we’re selling today have gotten the most revised understanding of our experience baked into them, with moderately adverse experience, with a little bit of additional premium

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baked in. So again, quickly speaking, $190 million of our premium base will get the rate increases. It’s on the business issued prior to 2002.

We will have roughly 95% of those rate increases filed for by the middle of January 2007 and so based upon getting approval, the implementation processes, that will happen throughout 2007. It will probably trickle a little bit into 2008 as well. At that point in time, we believe our entire book of business is priced properly, given what we see right now.

R. Selleck

Okay. You also mentioned that your yields on your book on your investments are going up. What would be the earnings improvement, based on the price increases if you got them, as well as the increase yield on your book?

C. Waite

This is Cam Waite. From a pricing perspective, keep in mind that while you’re increasing premium rates, again, depending upon where the SEC opines and provides guidance, an element of it, if not significantly all of that is attributable to the buildup of active life reserves or benefit reserves. So you have an element that is assumed to flow down to the bottom line, but certainly don’t want to give you the impression that 50% of $180 million is going to flow to the bottom line. That’s not the intent.

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Now that said, as far as the investment performance, you have additional cash flows that will come through, there is no doubt about that, with an expectation of paying claims further out in the future. So, yes, you will have an incremental pickup in your overall investment income, whether or not your yield alters as a result depends upon new investment rates. We have not put forth a number in terms of what we anticipate that to be. That will be something that would be part of our 2007 guidance when we come out with that. There would be an incremental pickup in investment income as a result of it; you are correct on that.

R. Selleck	Right. You seem to suggest that your book value is somewhere between $10.50 and $12.50. Is that right?

B. Hunt	I think we mentioned that it would be between $10.75 and $12.25, I believe it was.

R. Selleck	I see. Can you talk about what sensitivities that book value has to, it sounds like the unlocking will determine the book value. I don’t fully understand that. Maybe you can explain that to people.

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M. Cloutier

The unlocking, and it’s very difficult to explain, but the unlocking will have significant variance on our earnings. So in other words, if we do not unlock our active life reserves, what would happen is we would have lower earnings in ‘06 and then higher earnings going forward for a period of time and then lower earnings again. If we do prospectively unlock, we will have levelized earnings beginning at the beginning of ‘06. So you will get a volatile effect if you don’t unlock, down, up, down. You will get a levelized effect if you do unlock beginning right away.

M. Hunt	And the range of book buy that we laid out there takes into account the extremes that we would anticipate to occur one way or another.

R. Selleck	Got you. Okay.

M. Hunt	Thank you, Randy.

Moderator	We’ll now go to the line of Charles Grige with Blueland Capital. Please go ahead.

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C. Grige

Hello. I was wondering if you do unlock, can you give us some color, as to what those levelized earnings would look like and what sort of ROE you would be able to generate on this range of book value of $10.85 to $12.25?

C. Waite

At this point of time, because of the wide variation of the number of outcomes that the SEC could put forth, we expect to hold off on providing that kind of straightforward projection for ‘07 and beyond until we have that. Because quite frankly, the number of scenarios are just so varied, depending upon whether....

C. Grige

I guess I just don’t understand that. If you’ve got roughly a book value of $11 to $12 and you’re going to reprice the book beginning next year, I don’t understand why you can’t give us some sense, whether on a levelized basis or on a more volatile basis, what you think the returns can be on that book. What are the long-term returns on the book by repricing the older stuff, as well as the newer premiums on your book that you think are fairly priced? I’m not asking for point estimates. I’m just saying what’s your ROE?

C. Waite	The ROE is dramatically higher for new business than it is for the old book.

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C. Grige	I understand.

C. Waite

Now that said, without going into the numbers too much, the ROE on new business that is priced, and I’ll start this out without necessarily referring to it as an ROE, but looking at it more as a simple concept of just return on the premium. We price, we’ve talked before about how our pricing generally for new policies is designed to produce approximately 15% to 18% return on premium on a pre-tax basis. That, generally speaking, is in the neighborhood of a 14% to 15% return on equity. That will vary greatly, depending upon the level of equity that is required to support each policy and the type of policy. The old book of business is much lower because it is and essentially has been in rehab, if you will, since 2001.

M. Cloutier

Let me just add to that, Charles. We did give you the book value at year-end ‘05, a range on that. And we kind of gave you the top end of the book value at ‘06. So that gives you a feel for what the levelized earnings could be if you go from $11.35-

C. Grige	So levelized earnings is $0.90.

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M. Cloutier	That would be the top end of looking at it from that perspective, but there is a lot of variance within that $0.90.

C. Grige	I understand. Without levelizing your earnings, you could have a loss of $0.30, based on the ranges you gave previously.

M. Cloutier	Correct. Right.

C. Grige	Okay, then you gave some information earlier and I was hoping you could just repeat it. Your average price per policy, I think you said was down 6%.

B. Hunt	About 3% or so.

C. Grige	About 3% to what level?

B. Hunt

About $2,190. Again, that’s a function of us selling more of our secured risk product, which is our product we sell to the most physically impaired risks that we will take. It’s a limited benefit, lower commission paying policy. So even though on a per-benefit basis, the price is higher, on an absolute dollar basis, it is the lowest priced product that we sell.

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C. Grige	That’s a current number, the $2,190?

B. Hunt	That is correct.

C. Grige	So with the rate increases you are putting in effect beginning next month-

B. Hunt	The rate increases are on the old book of business, not the one we’re currently selling.

C. Grige	I understand. What would be your average price per policy, then, this time next year?

M. Cloutier

Just to try to clarify what Bill said, the average price per policy only deals with new sales, not on the entire enforced book. I don’t have the number in front of us, but if you want to send me an e-mail, I don’t mind disclosing and we’ll do it as part of our 8-K filing, what our average premium per policy is on our in-force block of business. But it’s not far from the range that Bill mentioned; it’s within that same general range.

B. Hunt	You’re looking at basically a $320 million book of business and about 150,000 policyholders. You can do the math; it’s close to $2,000....

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M. Cloutier	And it has been steadily rising, due to premium rate increases over the years by a few percent each year.

C. Grige	Thank you.

B. Hunt	You’re welcome.

Moderator	We’ll now go to the line of Richard Hayden with Neuberger Berman. Please go ahead.

R. Hayden	Hello. My question basically dovetails Charles’ question. How does management think about the relationship of the current stock price versus the expected book value at year-end ‘06?

B. Hunt

I think the relationship is, the way I view it there is uncertainty in the marketplace about the final results for our company. So I think the market discounts the value of this company, based upon that uncertainty. I think once there is more clarity to the numbers and we are able to move forward with that clarity, I think we will get more credit closer to book value than what we’re being given credit for now. That’s my basic belief on our valuation right now.

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C. Waite

Rich, I’ll add to that from a more purist accounting point of view. Book value represents the value as of a date certain, based upon the assumptions known at the time of at least the value of the book of business that you have. When I say “at least,” that means that if your assumptions as you currently measure them today would suggest that indeed you are needing to take a DAC impairment, as Mark described earlier, then you would obviously take a hit to book value. It does not reflect in any way, shape, or form, the embedded future value of that book of business because that is locked into your reserve.

Now that said, that is a purist accounting approach and it is only reflected about the assumptions known today with no measurement of uncertainty about how those assumptions will change in the future. So as Bill just described, there is obviously an embedded discount applied in the marketplace for the volatility of a book of business because those assumptions could change. They could change up or down tomorrow, based upon further analysis that is done, further trends that develop, things like that. Management’s responsibility is to take action along the way that when those change, to step forward and go after and achieve premium rate increases that would offset any impact from those changes.

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B. Hunt

That’s why it’s important to move forward to be able to grow our valuation. I think the market has to perceive our ability to grow this company because as we mentioned to Randy and Charles a few moments ago, the business that we’re selling today has a greater margin on it than the in-force book of business. So as we can show the ramp-up of that business, then as that new business becomes a greater percentage of your overall portfolio, there will be more of an embedded value there. I think that obviously will lead to greater earnings per share, and will allow us to be able to create more lift in the stock price.

R. Hayden	So I guess as we at this end of the line swim through those caveats, that you think that there is a disconnect between what I’m looking at and what you just said a few moments ago.

C. Waite	Disconnect in which sense do you mean, Rich?

R. Hayden	The discount is too high in the public marketplace.

B. Hunt	I believe so.

R. Hayden	Do you share that, Cam?

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C. Waite

I do. I think that the discount that’s in the marketplace today reasonably reflects a couple of things, first and foremost, the lack of publicly available audited financial data. We understand that; we appreciate that.

The additional discount, if you will, that is embedded in there below book value, I think is reflective of where the company has been over the last several years, uncertainty with investors. But I believe that it does not appropriately reflect the growth proposition that the company brings to the table, the work that management has been able to achieve to correct this book and what the prospects are for the future. Again, that’s one person’s opinion. The market is an incredible-

R. Hayden

It’s someone that presumably understand a lot of that, which at this end of the line remains murky. But if that relationship were to persist subsequent to the release of the GAAP, would there be any attempt to take action to close that discount?

C. Waite

Management will not go forward and try to run the company based upon what the stock price is. Management will always do what is in the best interest of the book of business and its investors. The market presumably

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will reflect its recognition of what management is doing and what the value proposition is for the future.

B. Hunt

Richard, if we’re able to grow the business in the way we’ve described in the past and the way we’re anticipating in moving going forward, earnings will grow and the discounts will be reduced. It’s about performance. We’ve got to be able to move forward and perform. Obviously our ability to grow the business this year has been retarded somewhat by the financial situation, and we all know that, until I think we have to, as we work our way through the audit and get that completed.

As I mentioned, we’ve got very strong relationships with our distributors. We are teed up very nicely to kick our value proposition into the financial advisor marketplace. We know we have prospects out there looking to move forward with us and we’ve got to be able to perform. The market will catch up with the valuation of the company.

Keep in mind that back at the end of the year after we had signed our new business reinsurance agreement with Imagine, we got ratings upgraded and we became a debt-free company. The market had us valued up over

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$10 a share. Then the uncertainty of not having numbers hit and since that point in time, the stock price is down because of the uncertainty.

R. Hayden

It’s much more than that. I think Walter hit upon the key point, this absence of information has seeped in to impact the business itself, and it’s really the chore of management to rapidly correct that and to get back on track to develop new business. That is critical and it’s a leap of hope on people who are listening in to this call.

B. Hunt

I agree, we do have to move forward the business, Richard. Again, I appreciate yours and everyone’s support over the years. I know this has not been an easy year because of what we’re experiencing here, but I feel very confident in what’s happening moving forward.

Moderator	We’ll now go to the line of private investor Kevin Dillon. Please go ahead. Mr. Dillon, your line is open.

Moving along, we’ll go to the line of Fran Irtly with Boston Providence. Please go ahead.

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W. Kramer

It’s Warren Kramer. Two big picture questions. One, you’ve made the point that ultimately, this issue of the unlocking is about the artificial recognition of income; it’s not about the underlying economic value. And secondly, the fact that we’re at the point we are in terms of not having various reported financials, that has impaired the growth. It seems to me that the consequence of that is that in real economic terms, if you think of your book as being somewhere in the $11s, where they could end up putting it somewhere between $10.85 and $12.25 and then you remove the artificial constraints on earnings power, which have arisen from the fact you’re not in compliance with a variety of things, that you can think about some kind of blended ROE in ‘07 in real economic terms.

B. Hunt

Right. As I mentioned in my remarks, we’re not really prepared at this point in time to comment upon ‘07. I understand that if you’re trying to back away the accounting noise in terms of timing, that there is some kind of embedded profitability that is baseline for the company. We’ll be prepared to talk about that more intimately, once we get the release from the SEC, we get our 2005 results out, and we conduct that conference call.

W. Kramer	Let me try it from another angle. I heard a $0.90 number thrown out at some point for ‘06. I assume that by the end of ‘06, the run rate, whatever

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it is, is a higher number than the average for ‘06 and, therefore, one would look at ‘07 as being a higher number than ‘06.

M. Cloutier	Assuming that growth continues at a proper pace, that should be the answer and assuming the prospective unlocking occurs at the levelized earnings pattern.

W. Kramer	But you’ve expressed total confidence that once we get past these barriers, then we’re going to have the distribution systems working that can’t work well now.

M. Cloutier	That is correct. I feel very confident in that.

W. Kramer	Thank you.

Moderator	We’ll now go to the line of Dennis Scannel with Rutabaga Capital. Please go ahead.

D. Scannel	I just have a couple of quick things. On the prospective unlocking, is there a difference of opinion between you and BDO? Are you guys for

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prospective unlocking and they’re against and that’s why you’re getting the SEC to try to work this out?

M. Cloutier

Dennis, as we stated at least partially earlier, we did go to the SEC together on this issue. There are a lot of interpretations, and it’s not just BDO’s and our interpretation; we both have gone to our own experts and there is a wide array of opinions on the issue. That’s the reason we went to the SEC.

D. Scannel	Okay, so it’s not necessarily a dispute between you two.

M. Cloutier	If we were in an official disagreement, we would have a lot more disclosure around that. We both agree that we’re not in disagreement.

D. Scannel

Okay, then a couple of other clarifications. As we look at the business that is repricing, and you all went through this a little while ago, too, when you repriced a big part of your business. What is your expectations in terms of let’s say, Bill, of that $190 million of premiums that are going to be staring at 50% average increases, about the amount of that that would change their policies, as you said, you do give them some alternatives, and the amount that will stay the same and eat the price increase and the

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amount that will just drop it and let it lapse? Can you give ballpark estimates of that?

B. Hunt

Yes, I can give you some ballparks. As you mentioned, we do have experiences doing this. The one thing we have become experts at is rehabilitating old books of business. So we put in a round of rate increases back in 2001 and in 2005. Basically on those two rounds of rate increases, roughly 75% of the policyholders in those rounds of rate increases accepted the increase as was laid out to them. About roughly maybe 10% to 12% decided to reduce benefits or to make some other type of modification in their contract to keep their premiums levelized or to minimize the affect of the rate increase. And roughly about 10% of the folks ultimately lapsed their business. We would anticipate to see roughly the same numbers here, and we will watch it very closely.

D. Scannel	Of the 53%, I think you said of the rates that you do have approval for-

B. Hunt	To be fair, we don’t have approval for that yet; we’ve filed for it. We’re in the process of working with those state insurance departments to get approval.

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D. Scannel	How long would you expect that to take?

B. Hunt

That will vary state by state. Some states that process takes maybe six to eight weeks; some states, it takes six to eight months or even longer. But what we’ve seen in the past with the two prior rate increases is that we normally get roughly say 75% to 80% of the rate increases approved within about maybe nine to twelve months.

D. Scannel

Okay. Do they typically just accept the rate increase? Or do they say, would you expect, let’s say, again if we’re talking about an average increase of 40%, would you expect that you get, well, we’re actually probably going to get 40% of that. I don’t know; how should we look at that?

C. Waite

We do our best working with the states. First of all, nobody just blindly accepts it; you have an obligation as a company to put forth actuarial evidence that it’s supportable. Keep in mind, too, that regulators are under substantial pressure because they are working with not only industry, but they’re also working with consumers. And they know that if they just blindly accept something like that, they’re under inordinate pressure, too. We have to be sensitive to that. We work very closely with them.

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The process is generally that most states will look to it and bless the rate increase that is actuarially justified. There are some states that take a different approach, that will give you a more modest increase with an expectation to continue pursuing it down the line. It has been our practice in fairness to policyholders, because again, recognize that a policyholder that wants the shop for another policy with another company is in jeopardy of finding an increase rate the older they are, or potentially not being able to get coverage at all, based upon their underwriting capability.

It has been our practice and it will continue to be so, that we let policyholders know that if we are unsuccessful in getting the rate increase we applied for, we let them know how much we applied for, and that it is our expectation to continue to pursue getting approval until such time, that we achieve the full amount. We believe it’s ethically more fair to them as a policyholder as well.

D. Scannel

Yes, okay. Just a couple of other quick things. Mark, did I understand correctly that, regardless of the accounting treatment that the SEC advises you to take, the prospective unlocking or the alternative, would we expect earnings then to normalize for both methods, was it by the end of ‘07? It

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seemed like you said something about the second half of ‘07, we might see the difference between the two accounting treatments not be that great.

M. Cloutier

That is one of the possibilities. There are various combinations of things that can happen. Whether we prospectively unlock or not in 2006 alone, we expect a normalized third and fourth quarter, just the way things are working out actuarially; 2007 will depend whether we prospectively unlock or not again. If we don’t prospectively unlock or don’t unlock at all in ‘07, you will see higher earnings, potentially significantly higher earnings in ‘07. So there are various combinations, depending on the timing of the unlocking and whether or not you unlock.

D. Scannel	Yes, okay. Does this affect the ability of reclaiming your old cove business, say, by the end of ‘08 or ‘09?

M. Cloutier	No, this is only a GAAP issue. All of that recapture calculations are done only on a statutory basis. This does not affect statutory accounting.

D. Scannel	Right. But to the extent that this hindering new business, does that affect it, or is it really just a statutory accounting of the old book of business?

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M. Cloutier	It’s really the experience associated with the old book of business. That is the 99% of the key factor associated with being able to recapture.

D. Scannel

Great. Then just to add my editorial, the reality is the stock price is going to take care of itself, once you guys are able to demonstrate the earnings, so get the numbers out and grow the business and we will all be fine.

B. Hunt	Thank you, Dennis. I agree.

Moderator	We’ll now go to the line of Alan Parsow with Elkhorn Partners. Please go ahead.

A. Parsow

I have a question regarding the discount to the book value and what I’ll refer to as normalized earnings going forward, really regardless of whether it’s $0.80, $0.90 or $1 or whatever, what’s the type of discount to the market that Richard referred to earlier, and what’s the disclosure that you’re giving today?

And with regard to, I understand that the growth prospects really prohibit repurchasing shares; does this type of disclosure today free up the insiders to purchase shares on the open market?

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B. Hunt

Alan, the answer to that question is, yes, it does. We’ve already consulted with our SEC counsel regarding that issue and our board has authorized that management could begin buying stock. We want to give the stock a full day to breathe and then beginning on Friday, we and the directors are open to purchase shares of stock. Everyone has been encouraged to do so at this point in time. We realize it would be a very bullish sign for Wall Street and everyone here feels very strongly about the prospects of the company going forward. So we feel good about the opportunity to do that because, as many of our investors know, we’ve been locked out of being able to do that for a while and we now have an open period to buy stock.

A. Parsow	Okay. And with regard to the filing schedule that you’ve talked about and going right to the ‘06 K, can you explain to me again, exactly how that could work, if things go right?

M. Cloutier

The way it could work is after the 2005 10-K is issued, the next official SEC filing that we would issue would be the 2006 10-K. We are supposedly, and we’re finishing our investigation on this, but that is something that you are allowed to do in this situation. In between the time that the ‘05 K and the ‘06 K are being, one is completed and the other one is being completed, we would also like to release prior to the finalization

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of the review by the independent accountants, our 2006 quarterly financial information in order to get that information out there to the public.

A. Parsow	So in other words, rather than just go right to the K and have the quarterlies enclosed in the K, you want to do that on the same time frame.

M. Cloutier	The quarterly financial information would still be in the K. It’s just the actual mechanical process of typing and issuing the Qs will not be completed.

A. Parsow	Okay, so that will save you both time and money.

B. Hunt	Right. You get as much disclosure out to the investors as quickly as possible.

M. Cloutier	But we will need to do the Qs after that, so I’m not sure about the money saving part of it.

A. Parsow	Oh, you have to do the Qs after that.

M. Cloutier	Yes.

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A. Parso	Having them enclosed in the K won’t preclude that?

M. Cloutier

I don’t believe so. The only thing that will be indicated is quarterly information in the K, but it’s not as in-depth of an MD&A or so forth as there would be in the Qs on a quarterly basis. So we still will need to produce them, you just don’t have to do it in the order of Qs first and then K.

A. Parsow	Okay. Thank you.

M. Cloutier	You’re welcome.

Moderator	We’ll now return to the line of Randy Selleck with Motor Rock Capital. Please go ahead.

R. Selleck

Hello. A couple of questions. First of all, you mentioned stock buybacks and management possibly purchasing the stock. That can happen as early as tomorrow. Maybe I missed this, but what is the current buyback authorization?

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M

I want to make sure you didn’t misunderstand the one investor comment. The comment was the company’s ability to go out in the marketplace and buy back stock. The capital we have is dedicated towards two things: number one, supporting your growth, and obviously with the expectation of commutation come beginning of 2009. So there is not currently a company buyback program in place, nor do we anticipate one in the near future as a result of that. Their comments here were specifically with regard to management’s ability to purchase stock as they choose.

R. Selleck	So what you’re saying then is that if the stock is at the current price, management is likely to step in and buy some shares.

M. Cloutier	Yes, we’ve been authorized by our board of directors that we will be able to do that beginning with the opening of trading on Friday morning.

R. Selleck	Got you. I guess I better load up beforehand. That’s one.

Two, on your new business that you’re writing, can you talk about the economic returns? A gentleman earlier on the call was trying to, I think, derive what your profitability should look like on your book of business. What I’m asking about is on the business that you are writing now, can

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you talk about some of the profit metrics? Because it sounds like you’re pretty bullish, but certainly sanguine about the prospects for your earnings power relative to your newer book of business.

C. Waite

I wouldn’t characterize that as sanguine about the earnings power in the book of business. The long-term value of this company is in new growth. We have always felt that way. We are rehabilitating the older book of business, but the new growth is priced at a level that provides what we consider to be a good level of return. We have discussed in the past, that our expectation is the return on premium. Meaning for every dollar of premium that we write on the books on an annual basis, we will generate in the neighborhood of $0.15 on the dollar worth of profit pre-tax on that.

Now there are many, many, many ways of evaluating return on equity in long-term care, whether it’s on a statutory basis, on a pure cash flow basis, or a GAAP basis. Generally speaking, that 15% return on premium pre-tax equates to the neighborhood of 14% to 15% return on equity on an actuarial basis as well. It does vary by product significantly, but generally speaking, that is our goal and our target that we price our policies for.

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R. Selleck	Okay. One last question. The industry growth rate, do you see any possible reasons why that might improve over the next few years?

C. Waite

I would say from my experience in talking with other members in the industry and what we’ve seen, certainly we know over the last several years the industry has been hampered as a result of everybody going through a reevaluation of their old book of business, premium rate increases, new products that were diverting agent attention, like Medicare Part D, annuities, companies exiting the business. There have just been a lot of things and the industry has gone through kind of an adolescent stage. We believe, based upon what we’re hearing out there, that those remaining in the industry are highly encouraged about the prospects of the future on it.

We will see, I believe, an expansion of distribution. As Bill spent a lot of time talking about with our FA channel, that is something where we are looking to expand into a marketplace that just does not have a lot of teeth yet and provides an awful lot of opportunity. Everything we see from industry statistics right now suggests that this industry has been about 10% tapped and there is a lot of room, a lot of shelf space out there. We want to remain focused in how we achieve some more of that shelf space, and we

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don’t necessarily have to compete head-to-head against existing product lines in order to achieve it.

R. Selleck

All right, last question, which pertains to Rich Hayden’s comment, if your stock stays where it is and you I think certainly believe it should be trading at a much higher level, more closely linked to book at least, would you consider combining with another company, which provides, obviously a consolidation opportunity, which might be helpful for business, but certainly good for shareholders?

B. Hunt

Our board of directors always reviews over the capital structure of the company when we need to discuss what type of capital structure will best optimize value for us over the long term. So that’s a topic which we always discuss and we never eliminate any opportunities that we think may make sense. So it’s a constant review.

R. Selleck	Okay.

Moderator	We’ll go back to the line of Charles Grice from Blueland Capital. Please go ahead.

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C. Grice	You spoke earlier about, and you just recently addressed it, you believe your new book can generate a 15% pre-tax return.

M. Cloutier	That’s what we price our products for, yes.

C. Grice	How big is your new book?

B. Hunt	Right now the in-force book of premium is about 13% of total, so 13% of $320 million is roughly-

M. Cloutier	It’s close to $27 million to $30 million.

B. Hunt	That sounds about right.

C. Grice	So it’s less than 10% then.

B. Hunt	It’s about 13%. Do the math of 13% times $320 million. I don’t have a calculator in front of me at the moment.

C. Grice	$41 million.

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B. Hunt	That sounds about right.

C. Grice	Okay, that’s it. All right, thank you.

C. Waite	As more new business is added and as the old business eventually lapses off, you will have much more of a mix towards that higher profitability.

M. Cloutier	It grows at a faster clip each year, the percentage of new business, because of the lapsing of the old business.

C. Waite	And in the interest of time, I will ask our moderator, we probably have time for one more question.

Moderator	We actually have exhausted all questions in the queue at this time, sir.

C. Waite	That was good timing then.

B. Hunt

To finalize everything, again, I want to thank all of our investors for their patience as we are working through the completion of our 2005 GAAP audit. I hope today was very helpful for everybody to get a better understanding of where management believes results will lie and the

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variability in that. Certainly I hope the message came through very loud and clear that we are very bullish about Penn Treaty, about our opportunity to grow the business profitably, and to take advantage of those opportunities the market will provide us.

So again, thank everybody again. We look forward to getting back with you once we have finalized 2005 results.

Moderator

Ladies and gentlemen, this conference will be available for replay after 5:30 p.m. today through January 3rd at 11:59 p.m. You may access the AT&T Teleconference Replay system at any time by dialing 1-800-475-6701 and entering the access code of 854207. International attendees may access the system by dialing 1-320-365-3844.

That does conclude our conference for today. Thank you for your participation and for using AT&T Executive Teleconference. You may now disconnect.